Exhibit 10.17

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Employment Agreement”) is entered, effective November 10, 2011 (the “Effective Date”) by and between Catalyst Health Solutions, Inc. (the “Company”) and David T. Blair (the “Executive”).

1. Employment Term; Position; Duties.

(a) Employment Term. Executive shall be employed by the Company under the terms of this Employment Agreement for a period commencing on November 10, 2011 and ending on February 28, 2015 (the “Employment Term”). Notwithstanding the foregoing, Executive’s employment with the Company may be terminated pursuant to Section 4, on the terms and subject to the conditions set forth in this Employment Agreement. On the date Executive’s employment with the Company ends, Executive shall cease to hold any position (whether as an officer, manager, employee, trustee, fiduciary, member of any board or otherwise) with the Company or any of its subsidiaries or affiliates, unless Executive and the Company shall specifically agree otherwise in writing.

(b) Position; Duties. During the Employment Term, Executive shall serve as the Chairman of the Board of Directors of the Company (the “Board”), effective January 1, 2012, and as the Company’s Chief Executive Officer. Executive shall principally perform his duties to the Company and its’ affiliates from the Company’s offices in Rockville, Maryland, subject to normal and customary travel requirements in the conduct of the Company’s business. Executive shall report to the Board and shall have such duties which shall be those normally performed by a Chairman and Chief Executive Officer. During the Employment Term, Executive will devote Executive’s full business time and best efforts to the performance of Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board; provided, that, Executive shall be permitted to serve on the board of directors of one other public company so long as such service does not materially interfere with Executive’s duties hereunder or violate any covenant contained in the Confidentiality Addendum (as defined below).

2. Compensation.

(a) Base Salary. During the Employment Term, Executive’s annual base salary will be $795,000 (the “Base Salary”), which shall be paid in accordance with the Company’s usual payment practices. Base Salary shall be reviewed annually and any changes to Base Salary during the term of this Employment Agreement shall be as authorized by the Compensation Committee of the Board (the “Compensation Committee”).

(b) Incentive Bonus. During the Employment Term, Executive shall be eligible to participate in an annual bonus program adopted by the Compensation Committee, which will provide Executive with the opportunity to earn a cash bonus based on performance (the “Incentive Bonus”). The opportunity range for the Incentive Bonus will be 0% to 200% of Base Salary.

(c) Equity Compensation. During the Employment Term, Executive shall be eligible to participate in a Long-Term Incentive Program that will be adopted by the Company (the “LTIP”). The LTIP will consist of an annual equity award that may include time-based restricted Common Stock (“Restricted Stock”), performance-based Restricted Stock, stock options or other equity awards. The amount of equity awards granted to Executive in any one year shall be determined by the Compensation Committee and shall be subject to such other terms and conditions as may be determined by the Compensation Committee.

(d) Target Compensation. Executive’s total annual compensation (the sum of Base Salary, Incentive Bonus and equity compensation) is initially targeted to range between the 25th and 50th percentile of the Company’s peer group, as determined annually by the Compensation Committee.

(e) Employee Benefits. During the Employment Term, Executive shall be entitled to participate in the employee benefit plans of the Company maintained generally for employees (including, e.g., without limitation, standard medical and dental benefits, and savings plan), as well as those maintained for other senior executives of the Company, except for equity compensation and severance which are covered in this Employment Agreement. In addition, during the Employment Term Executive shall be eligible for (i) three weeks of paid vacation per year; and (ii) term life insurance as currently in effect and to be maintained in an amount equal to at least three times Executive’s Base Salary.

(f) Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder shall be reimbursed by the Company in accordance with Company policies.

3. Special Equity Award. See description on Appendix C.

4. Termination.

(a) General. The Employment Term and Executive’s employment hereunder may be terminated by either party at any time and for any reason in accordance with the provisions of this Section 4. Notwithstanding any other provision of this Employment Agreement, the provisions of this Section 4 shall exclusively govern Executive’s rights upon termination of employment with the Company and its affiliates. Any purported termination of employment by the Company or by Executive (other than due to Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6(j) hereof. For purposes of this Employment Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Employment Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

(b) By the Company for Cause, by Executive without Good Reason, or Due to Death or Permanent Disability. The Employment Term and Executive’s employment hereunder (i) may be terminated immediately by the Company for Cause (as defined below) at any time, (ii) may be terminated by Executive without Good Reason upon not less than 90 days advance written notice to the Company, (iii) will terminate upon Executive’s death, and (iv) may be terminated by the Company due to Executive’s Permanent Disability. If Executive’s employment is terminated pursuant to this Section 4(b), then Executive (or Executive’s estate in the event of death) shall only be entitled to receive the Accrued Obligations; provided, that, in the event Executive’s employment is terminated pursuant Section 4(b)(iii) or (iv), then Executive (or Executive’s estate in the event of death) shall also be entitled to the benefits set forth in Sections 4(c)(ii) through 4(c)(v), subject to Executive’s compliance with the last paragraph of Section 4(c) in the event Executive’s termination is due to Executive’s Permanent Disability. If Executive provides a Notice of Termination without Good Reason, then the Company may accelerate the date of termination and such termination shall still be considered a termination by Executive without Good Reason.

(c) By the Company Without Cause or by Executive with Good Reason. The Employment Term and Executive’s employment hereunder (i) may be terminated by the Company at any time without Cause, and (ii) may be terminated by Executive for Good Reason. If Executive’s employment is terminated pursuant to this Section 4(c), then Executive shall be entitled to receive:

(i) Two times the sum of (A) Executive’s Base Salary, and (B) the average of Executive’s cash Incentive Bonus paid (or payable) to Executive for the three completed calendar years immediately preceding the calendar year in which the termination date occurs, which amount shall be paid in the form of salary continuation over the twenty four (24) month period following the termination date in accordance with the Company’s normal payroll practices as in effect on the date of termination of Executive’s employment, except that any payments that would otherwise have been made before the first normal payroll payment date falling on or after the sixtieth (60th) day after the date of termination of Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date;

(ii) Continuation of healthcare benefits for Executive and his eligible dependents at the Company’s expense for the premium payments for a period of twenty four (24) months following the termination date;

(iii) All equity awards (including portions thereof) held by Executive that primarily vest based on the passage of time and do not vest based on the achievement of performance goals, that would have vested in the twelve (12) month period following Executive’s date of termination had Executive remained employed by the Company during such twelve (12) month period shall be immediately vested on the date the Release becomes effective and shall be forfeited if the Release does not become effective within the time period set forth below;

(iv) All unvested equity awards (including portions thereof) held by Executive that vest based on the achievement of performance goals shall be forfeited by Executive; provided, that the Compensation Committee may, in its discretion, accelerate the vesting of all or a portion of unvested performance based equity awards if it determines that the performance goals related to the applicable award have been or would be achieved;

(v) Any Incentive Bonus earned for a performance period that has ended prior to the date of termination that remains unpaid as of the date of termination; and

(vi) Any Accrued Obligations.

Notwithstanding any provision to the contrary in this Employment Agreement, Executive shall not be eligible to receive the payments and benefits set forth in this Section 4(c) or set forth in Section 4(d) unless Executive continues to comply with his obligations under the Confidentiality Addendum and (x) on or prior to the 50th day following the date of his termination, Executive executes and delivers to the Company a waiver and release of claims agreement, in the form attached hereto as Appendix B (the “Release”), which Release may be amended by the Company to reflect changes in applicable laws and regulations, and (y) such Release shall not have been revoked by Executive on or prior to the 60th day following the date of his termination. The payments under Sections 4(c) and 4(d) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(d) Termination Within 12 Months After Change in Control. Subject to the last paragraph of Section 4(c), in the event that Executive’s employment is terminated within twelve months after a Change in Control (to the extent the Change in Control constitutes a “change in control event” under Section 409A) by the Company without Cause or by Executive for Good Reason, Executive shall be entitled to (i) the same rights, payments and benefits as provided in Section 4(c), except the amount provided in Section 4(c)(i) shall be paid in a lump sum on the First Payment Date (but in no event later than March 15th of the calendar year following the calendar year in which the termination occurs); and (ii) full vesting of time-based restricted stock and full vesting at target level of any then outstanding equity award that prior to the date of the Change in Control primarily vested based on the achievement of performance goals, which vesting shall occur on the date the Release becomes effective.

(e) Disputes. If any contest or dispute shall arise under this Employment Agreement involving termination of Executive’s employment with the Company within twelve (12) months after a Change in Control, the Company shall reimburse Executive for all reasonable legal fees and related expenses, if any, incurred by Executive in connection with such contest or dispute if a court of competent jurisdiction or an arbitration panel substantially upholds Executive’s position, provided, that the Company shall make any such reimbursement to Executive as soon as practicable after such reimbursement becomes due, but in no event later than December 31st of the year following the year in which the applicable fees and related expenses were incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.

(f) Section 409A. Notwithstanding anything to the contrary in this Section 4, Executive shall not be entitled to any severance payments or benefits pursuant to this Section 4 that provide for deferral of compensation covered by Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) unless Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time Executive experiences a “separation from service,” the Company determines that Executive is a “specified employee,” as defined in Section 409A (and the regulations promulgated thereunder), then notwithstanding anything to the contrary in this Employment Agreement, any and all amounts payable under this Section 4 that would constitute deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and that would (but for this sentence) be payable within the six (6) month period following such separation from service, shall instead be paid on the thirtieth day following the expiration of the six (6) month period following the separation from service, in the form of a lump sum. Each payment under this Employment Agreement shall be considered a separate and distinct payment for purposes of Section 409A. Notwithstanding the prior sentence or anything to the contrary in this Employment Agreement, the Company may accelerate the timing of any payment or benefit payable to Executive under this Employment Agreement without Executive’s consent to the extent such acceleration does not cause adverse tax consequences to Executive under Section 409A.

5. Confidentiality. Executive acknowledges and agrees that the provisions of the Confidentiality and Non-Competition Addendum previously executed by Executive (the “Confidentiality Addendum”) is made a part hereof and will continue to apply during the Employment Term and thereafter in accordance with its terms. Executive agrees that in consideration for the additional benefits under this Agreement and to further protect the Company’s confidential information and intellectual property, the restrictions set forth in Section IV of the Confidentiality Addendum shall be extended and shall remain in effect for twenty-four (24) months following Executive’s termination of employment.

6. Miscellaneous.

(a) Governing Law. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to conflicts of laws principles thereof.

(b) Definitions. Capitalized terms not defined herein shall have the meaning set forth in Appendix A.

(c) Claw-Back. All compensation received by Executive shall be subject to the provisions of any claw-back policy implemented by the Company to comply with applicable law, regulation or stock exchange rule, including, without limitation, any claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

(d) 280G. Notwithstanding anything contained in this Employment Agreement to the contrary, any payment or benefit received or to be received by Executive in connection with a “change in control event” that would constitute a “parachute payment” (each within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), whether payable pursuant to the terms of this Employment Agreement or any other plan, arrangement or agreement with the Company or any affiliate (collectively, the “Total Payments”), shall be reduced to the least extent necessary so that no portion of the Total Payments shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Net After-Tax Benefit received by Executive as a result of such reduction will exceed the Net After-Tax Benefit that would have been received by Executive if no such reduction was made. If excise taxes may apply to the Total Payments, the foregoing determination will be made by a nationally recognized accounting firm (the “Accounting Firm”) selected by the Company and reasonably acceptable to Executive. If the Accounting Firm determines that a reduction in payments is required by this Section, cash benefits, including the severance provided in Section 4, shall first be reduced, followed by a reduction of non-

cash benefits, including option vesting acceleration, in each case, (i) only to the least extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, and (ii) in a manner that results in the best economic benefit to Executive, and the Company shall pay or provide such reduced amounts to Executive in accordance with the provisions above. If applicable, Executive and the Company will each provide the Accounting Firm access to and copies of any books, records and documents in their respective possession, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by this Section. The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by this Section will be borne by the Company.

(e) Entire Agreement/Amendments. This Employment Agreement (together with its appendices and the Confidentiality Addendum) contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes in its entirety the employment agreements between the Company and Executive originally effective January 1, 2000, July 1, 2005 and February 28, 2008. There are no restrictions, agreements, promises, warranties, covenants, or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Employment Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(f) No Waiver. The failure of a party to insist upon strict adherence to any term of this Employment Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Employment Agreement.

(g) Severability. In the event that any one or more of the provisions of this Employment Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions of this Employment Agreement shall not be affected thereby.

(h) Assignment. This Employment Agreement shall not be assignable by Executive. This Employment Agreement may be assigned by the Company to a company which is a successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights, and privileges of this Employment Agreement.

(i) Successors; Binding Agreement. This Employment Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devises, and legatees of the respective parties to this Employment Agreement.

(j) Notice. For the purposes of this Employment Agreement, notices and all other communications provided for in the Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed to the respective addresses set forth below or to such other address as either party may have furnished to the other in writing in accordance herewith. Notice of change of address shall be effective only upon receipt.

If to the Company:	Catalyst Health Solutions, Inc.
800 King Farm Boulevard
Rockville, MD 20850
Attn: General Counsel

If to Executive:	To the most recent address of Executive set forth in the personnel records of the Company.

(i) Withholding Taxes. The Company may withhold from any amounts payable under this Employment Agreement such federal, state, and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(j) Counterparts. This Employment Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[The remainder of this page intentionally left blank. Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Employment Agreement as of the day and year first above written.

Catalyst Health Solutions, Inc.		Executive

BY:	/s/ Dale B. Wolf	/s/ David T. Blair

TITLE:	Compensation Committee Chairman

APPENDIX A

TO THE EMPLOYMENT AGREEMENT DATED NOVEMBER 10, 2011

BETWEEN CATALYST HEALTH SOLUTIONS, INC. AND DAVID T. BLAIR

Definitions

Accrued Obligations. For purposes of this Employment Agreement, “Accrued Obligations” shall mean (i) Base Salary earned through Executive’s date of termination but not paid to Executive; (ii) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive’s termination; and (iii) such employee benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company.

Cause. For purposes of this Employment Agreement, “Cause” shall mean Executive’s: (i) failure to comply with any law or regulation arising from conduct not undertaken in good faith; (ii) commission of an act of fraud upon, or act evidencing dishonesty to, the Company or any of its affiliates; (iii) misappropriation of any funds, property, or rights of the Company or any of its affiliates; (iv) willful breach or habitual neglect of Executive’s job duties or Executive’s failure or refusal to comply with explicit directives of the Board; (v) conviction of a felony; (vi) use or possession of illegal drugs at work or Executive’s working under the influence of drugs at work; or (vii) Executive’s breach of the provisions of any non-competition or confidentiality agreements with, or written policies of, the Company or its affiliates to which Executive is bound or subject.

Change in Control. For purposes of this Employment Agreement, “Change in Control” means the occurrence of any one of the following events:

(i) individuals who, on November 10, 2011 constitute the Board (the “Incumbent Directors”) cease for any reason within any twenty-four (24) month period to constitute at least a majority of the Board (or the board of directors of any successor to the Company), provided that any person becoming a director subsequent to such date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board (including by reason of any agreement intended to avoid or settle such election contest or solicitation of proxies) shall be deemed to be an Incumbent Director until twenty-four (24) months after such election;

(ii) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;

(iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of at least 90% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) the consummation of a sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person to more than 50% of the Company Voting Securities, a Change in Control of the Company shall then occur.

Good Reason. “Good Reason” means (i) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles, and reporting relationships), authority, duties, or responsibilities as of the Effective Date; and (ii) the Company’s failure to honor all of the terms of this Employment Agreement, excluding for such purpose any isolated, insubstantial, and inadvertent action not taken in bad-faith and which is remedied by the Company promptly after receipt of written notice thereof from Executive. In order for a termination of employment by Executive to be considered to have been made for Good Reason, Executive must provide Notice of Termination in writing to the Board within four calendar months after the occurrence of the event constituting Good Reason and Good Reason shall in no event exist if the Company substantially cures the action set forth as grounds for Good Reason within thirty (30) days following the date of such notice. During the twelve month period following a Change in Control, “Good Reason” shall also include (i) any requirement of the Company that Executive (a) be based anywhere more than fifty (50) miles from Executive’s primary office location and more than fifty (50) miles from Executive’s principal residence at the time of the Change in Control or (b) travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to such Change in Control; and (ii) the Company’s failure to continue to provide Executive with benefits in the aggregate substantially equivalent to the benefits Executive was entitled to under the employee benefit plans of the Company in which Executive was participating immediately prior to such Change in Control, at a substantially equivalent cost.

Net After-Tax Benefit. “Net After-Tax Benefit” means (i) the Total Payments that Executive becomes entitled to receive from the Company or its affiliates which would constitute “parachute payments” within the meaning of Code Section 280G, less (ii) the amount of all federal, state and local income and employment taxes payable with respect to the Total Payments, calculated at the maximum applicable marginal income tax rate, less (iii) the amount of excise taxes imposed with respect to the Total Payments under Section 4999 of the Code.

Permanent Disability. Whether a “Permanent Disability” exists shall be determined based upon the ability of Executive to perform the functions of Chief Executive Officer. The determination that Executive is permanently disabled for purposes of any Company paid disability policy with respect to Executive shall be proof that Executive is permanently disabled.

APPENDIX B

TO THE EMPLOYMENT AGREEMENT DATED NOVEMBER 10, 2011

BETWEEN CATALYST HEALTH SOLUTIONS, INC. AND DAVID T. BLAIR

Release of Claims

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with my termination from employment with the Company, as such benefits are set forth in the Employment Agreement between me and Catalyst Health Solutions, Inc. (the “Company”), dated as of November 10, 2011 (the “Employment Agreement”), my receipt of which is conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my spouse, child or children, heirs, executors, administrators, beneficiaries, devisees, representatives, attorneys, successors, and assigns, and all others claiming through me, hereby release, forever discharge, and covenant not to sue the Company, its subsidiaries, its other affiliates, and all of their respective past, present and future officers, directors, trustees, fiduciaries, shareholders, employees, agents, administrators, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them (all of the foregoing, the “Released”), both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, including, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or any of its subsidiaries or other affiliates or my termination from employment with the Company or pursuant to any federal, state or local law, regulation or other requirement (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, and the laws addressing fair employment practice of the state or states in which I have been employed by the Company or any of its subsidiaries or other affiliates, as each may be amended from time to time). Capitalized terms used in this Release of Claims which are defined in the Employment Agreement are used herein with the meanings so defined.

In signing this Release of Claims, I acknowledge my understanding that I may not sign this Release of Claims prior to my termination from employment with the Company, but that I may consider the terms of this Release of Claims for up to fifty (50) days from the date of my termination from employment with the Company. I also acknowledge that I am advised by the Company and its subsidiaries and other affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, had I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Employment Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date that I signed this Release of Claims by giving written notice to the General Counsel of the Company and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. I also understand that, if I do revoke this Release of Claims in a timely manner, the Company (including its subsidiaries and affiliates) will be relieved of all further obligations to me under the Employment Agreement.

The Release shall be subject to Sections 6(a), 6(g) and 6(h) of the Employment Agreement to the same extent as such sections apply to the Employment Agreement. This Release is final and binding and may not be changed or modified except in a writing signed by me and the Company.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below.

Signature:

Name (please print): David T. Blair

Date Signed:

Catalyst Health Solutions, Inc.

By:

Title:

APPENDIX C

TO THE EMPLOYMENT AGREEMENT DATED NOVEMBER 10, 2011

BETWEEN CATALYST HEALTH SOLUTIONS, INC. AND DAVID T. BLAIR

Special Equity Award

No later than December 31, 2011, Executive shall be granted a one-time award of 75,000 shares of Company common stock (the “Common Stock”), subject to vesting based upon achievement of pre-established performance criteria (the “Performance Share Award”) over a three-year performance period from January 1, 2012 through December 31, 2014. The performance vesting criteria will be determined by the Compensation Committee and shall be based on total shareholder return, the Company’s diluted earnings per share growth and management development and succession planning. The shares of Common Stock subject to the Performance Share Award that vest shall be subject to non-transferability restrictions until the earlier of (x) January 1, 2016, and (y) the date of a Change in Control, except with respect to those shares that Executive chooses to sell to cover withholding taxes incurred by Executive in connection with the vesting of the Performance Share Award. The Performance Share Award shall be subject to such other terms and conditions as may be determined by the Compensation Committee and shall be in addition to the target compensation set forth in Section 2(d).

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